Exhibit 99.1

Media Release

Peabody Reports Results for the Quarter and Year Ended December 31, 2025
Key Operational and Financial Metrics Meet or Exceed 2025 Full-Year Guidance
Centurion Longwall Mining Ahead of Schedule
U.S. Policy and Market Tailwinds Supportive of Increasing Coal Use
ST. LOUIS, Feb. 5, 2026 – Peabody (NYSE: BTU) today reported fourth quarter net income attributable to common stockholders of $10.4 million, or $0.09 per diluted share, compared to $30.6 million, or $0.25 per diluted share, in the prior year quarter. Peabody had Adjusted EBITDA1 of $118.1 million in the fourth quarter of 2025, compared to $176.7 million in the fourth quarter of 2024.
Full-year 2025 revenue totaled $3,861.5 million compared to $4,236.7 million in the prior year in the face of sharply lower seaborne coal prices. Full-year 2025 net income attributable to common stockholders totaled $(52.9) million, or $(0.43) per diluted share, compared to $370.9 million, or $2.70 per diluted share in the prior year. Adjusted EBITDA was $454.9 million compared to $871.7 million in the prior year.
“Peabody’s continued strong operational performance in the fourth quarter capped an excellent year with record safety and environmental results, increased volumes and focused cost control,” said Peabody President and Chief Executive Officer Jim Grech. “Against a new backdrop of rising seaborne metallurgical coal prices, we are pleased to announce the accelerated start of longwall operations this week at our flagship Centurion mine, which materially upgrades both the quantity and quality of our steelmaking coal production. And U.S. market conditions remain highly favorable for our thermal coal platform with growing interest in increased coal generation, expanding West Coast export capabilities and potential rare earth/critical mineral opportunities.”
Fourth Quarter and Full Year Highlights
•Peabody reported full-year Adjusted EBITDA of $455 million, despite sharply lower seaborne coal prices in 2025. The company generated operating cash flow from continuing operations of $336 million and reported $575 million of Cash and Cash Equivalents at December 31, 2025. Peabody’s full-year results met or exceeded original full-year guidance across seven of eight segment volume and cost metrics.
•Peabody’s operations achieved a global TRIFR of 0.71 per 200,000 hours worked, setting an all-time record for the lowest incidence rate in the Company’s history for the second consecutive year, surpassing the previous year’s record low of 0.81. Peabody also reclaimed approximately two acres for every acre disturbed, continuing its track record of environmental excellence.
•Centurion’s longwall is anticipated to begin cutting coal this week, two months ahead of schedule, marking a major milestone and strengthening Peabody’s seaborne metallurgical segment with an estimated 3.5
1 Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA margin is equal to segment Adjusted EBITDA (excluding insurance recoveries) divided by segment revenue. Revenue per Ton and Adjusted EBITDA Margin per Ton are equal to revenue by segment and Adjusted EBITDA by segment (excluding insurance recoveries), respectively, divided by segment tons sold. Costs per Ton is equal to Revenue per Ton less Adjusted EBITDA Margin per Ton. Management believes Costs per Ton and Adjusted EBITDA Margin per Ton best reflect controllable costs and operating results at the reportable segment level. We consider all measures reported on a per ton basis, as well as Adjusted EBITDA margin, to be operating/statistical measures. Please refer to the tables and related notes herein for a reconciliation and definition of non-GAAP financial measures.

million tons of premium low vol hard coking coal production in 2026, ramping up to 4.7 million tons in 2028.

•Mr. Grech was appointed Chair of the National Coal Council (NCC). A key priority of the NCC will be to advise the Administration on ways to expand use of coal‑fueled generation, build new coal plants, and export greater quantities of U.S. coal.
•Supportive U.S. policy and market conditions including higher natural gas prices, and AI and data‑center‑driven demand for dispatchable power resulted in increased coal plant utilization and supported higher volumes across the U.S. thermal coal portfolio, led by 85 million tons from our Powder River Basin mines.
•The company advanced projects relating to evaluation of rare earth element and critical mineral potential, power generation from coal mine gas at Centurion, and development of 3 GW of renewable energy projects on former mined lands in the Midwest.
•Peabody declared a $0.075 per share dividend on Feb. 5, 2026, payable on Mar. 10, 2026 to shareholders of record on Feb. 23, 2026.

Fourth Quarter Segment Performance

Seaborne Thermal
	Quarter Ended			Year Ended
	Dec.	Sept.	Dec.	Dec.	Dec.
	2025	2025	2024	2025	2024
Tons sold (in millions)	3.3	4.1	4.2	15.4	16.4
Export	2.1	2.8	2.8	9.9	10.6
Domestic	1.2	1.3	1.4	5.5	5.8
Revenue per Ton	$62.84	$59.25	$73.55	$58.97	$73.88
Export - Avg. Realized Price per Ton	81.80	76.54	96.41	77.69	99.87
Domestic - Avg. Realized Price per Ton	25.92	24.62	25.47	24.86	25.96
Costs per Ton	43.43	49.23	46.97	44.55	47.71
Adjusted EBITDA Margin per Ton	$19.41	$10.02	$26.58	$14.42	$26.17
Adjusted EBITDA (in millions)	$63.5	$41.0	$111.8	$222.2	$430.0
Seaborne Thermal volumes totaled 3.3 million tons, ahead of expectations. The average export price per ton of $81.80 increased 7 percent from the prior quarter, despite the third-quarter closure of the Wambo Underground Mine. Costs per ton were better than expectations driven by higher-than-anticipated production. The segment delivered 31 percent Adjusted EBITDA margins on Adjusted EBITDA of $63.5 million, a 55 percent increase from the previous quarter.

Seaborne Metallurgical
	Quarter Ended			Year Ended
	Dec.	Sept.	Dec.	Dec.	Dec.
	2025	2025	2024	2025	2024
Tons sold (in millions)	2.5	2.1	2.2	8.6	7.3
Revenue per Ton	$122.84	$121.34	$123.41	$120.88	$144.97
Costs per Ton	112.94	108.31	113.05	114.31	122.77
Adjusted EBITDA Margin per Ton	$9.90	$13.03	$10.36	$6.57	$22.20
Adjusted EBITDA, Excluding Insurance Recovery (in millions)	$24.6	$27.8	$22.8	$56.4	$161.7
Shoal Creek Insurance Recovery (in millions)	—	—	—	—	80.8
Adjusted EBITDA (in millions)	$24.6	$27.8	$22.8	$56.4	$242.5
Seaborne Metallurgical volumes came in ahead of expectations at 2.5 million tons, reflecting a 19 percent increase over the prior quarter. Costs per ton were in line with targets, despite an early start to wet summer weather in Queensland. The segment reported 8 percent Adjusted EBITDA margins on Adjusted EBITDA of $24.6 million.

Powder River Basin
	Quarter Ended			Year Ended
	Dec.	Sept.	Dec.	Dec.	Dec.
	2025	2025	2024	2025	2024
Tons sold (in millions)	22.3	22.6	23.0	84.5	79.6
Revenue per Ton	$13.44	$13.36	$13.79	$13.64	$13.81
Costs per Ton	11.44	11.07	11.50	11.56	12.07
Adjusted EBITDA Margin per Ton	$2.00	$2.29	$2.29	$2.08	$1.74
Adjusted EBITDA (in millions)	$44.8	$51.7	$52.7	$175.8	$138.6
Powder River Basin (PRB) shipped 22.3 million tons in the fourth quarter, finishing the year 4.9 million tons higher than 2024. PRB average realized price per ton for the quarter was above targets, with costs in line with expectations. The segment delivered 15 percent Adjusted EBITDA margins and Adjusted EBITDA of $44.8 million for the quarter and $175.8 million for 2025, a 27 percent increase over 2024.

Other U.S. Thermal
	Quarter Ended			Year Ended
	Dec.	Sept.	Dec.	Dec.	Dec.
	2025	2025	2024	2025	2024
Tons sold (in millions)	3.7	3.7	3.7	13.4	14.6
Revenue per Ton	$51.64	$51.77	$57.74	$52.82	$56.38
Costs per Ton	46.77	49.90	46.73	47.49	46.04
Adjusted EBITDA Margin per Ton	$4.87	$1.87	$11.01	$5.33	$10.34
Adjusted EBITDA (in millions)	$18.1	$6.9	$40.5	$71.4	$150.8
Other U.S. Thermal shipped 3.7 million tons in the quarter, above company targets. Revenue per ton came in above expectations and costs per ton were modestly down quarter over quarter. The segment reported Adjusted EBITDA of $18.1 million for the quarter and $71.4 million for 2025.
Balance Sheet/Liquidity
Peabody ended the year with a strong financial position, supported by $336 million of operating cash flow from continuing operations in 2025 and $575 million of Cash and Cash Equivalents at December 31, 2025. The Company

maintained substantial liquidity throughout the year, ensuring the financial flexibility to support its shareholder return framework and advance strategic growth initiatives.

“Peabody has continued to demonstrate balance sheet strength while investing approximately $750 million in recent years to develop and expand Centurion, which will significantly increase our leverage to the premium hard coking coal segment of the metallurgical market,” said Executive Vice President and Chief Financial Officer Mark Spurbeck. “With sustained higher met coal realizations and lower capital expenditures, Peabody will be better positioned to return additional free cash flow to shareholders, consistent with our established return framework.”

Centurion Longwall Mining Ahead of Schedule

Longwall mining is anticipated to begin this week at Centurion, Peabody’s flagship tier-one premium hard coking coal mine in Australia’s Bowen Basin. The startup comes two months ahead of its original target and strengthens Peabody’s position in the seaborne metallurgical coal market.

“With a low cost structure, premium price realizations and a long mine life, Centurion immediately vaults to the top of Peabody’s coal operations and establishes a multi-decade foundation for shareholder value creation,” said Peabody President and Chief Executive Officer Jim Grech. “Full operations at Centurion follow years of strategic investment, and investors will now begin to benefit from this premier addition to the portfolio.”

Centurion will significantly enhance Peabody’s metallurgical coal platform with an average annual production of 4.7 million tons at estimated costs of $105 per ton (2024 dollars) over a 25-year-plus mine life. The mine benefits from an expanded integrated mine plan of 140 million tons in the coveted Goonyella Middle Seam. Centurion is targeted to deliver 3.5 million tons in 2026, ramping to its targeted 4.7‑million‑ton annual run rate by 2028.

Centurion’s product quality and proximity to key demand nodes in Asia results in full benchmark premium hard coking coal pricing. Peabody’s segment‑wide metallurgical coal realizations are expected to improve meaningfully from approximately 70 percent of benchmark in 2025 to 80 percent in 2026, with the potential to exceed that level as Centurion reaches full scale. The company now assesses Centurion’s net present value at $2.1 billion at $225 per tonne benchmark pricing, an increase of more than 30 percent over the estimate of late 2024.

Rare Earth Elements and Critical Mineral Advancement

Peabody continues to pursue rare earth element (REE) and critical mineral (CM) opportunities from “unconventional” deposits, with substantial testing primarily at its Powder River Basin operations. In addition to the standard array of light rare earth elements, current assessments indicate that the company’s large volumes of selective mining feedstock contain an attractive proportion of heavy rare earths including yttrium, dysprosium and terbium, as well as other critical minerals such as germanium, gallium and scandium.

Peabody has advanced multiple REE/CM workstreams since mid-2025:

•The company is conducting extensive testing to evaluate mineral types and concentrations. Analysis to date of the targeted PRB feedstocks indicates critical mineral oxide concentrations (CMOCs) ranging from 428 — 1,669 ppm (parts per million) on a dry-ash basis.
•Heavy rare earths account for an estimated 21 – 28 percent of CMOCs.
•Additionally, germanium and gallium concentrations in select mining areas are attractive.
•Peabody has been recommended by the Wyoming Energy Authority to receive funding of $6.25 million for a pilot plant using Peabody’s PRB coal for REE/CM processing.
•Peabody is developing flowsheets in conjunction with technology partners to support techno-economic assessments and produce rare earth products.
•The company is continuing collaboration with government agencies and departments focused on accelerating timelines to production.

While Peabody’s rare earth and critical minerals initiative is in early stages, the company is encouraged by the progress to date and has expanded the scope of activities to evaluate commercial potential.

Focus Areas for 2026
“As we begin 2026, Peabody continues to advance our transition to greater metallurgical coal production while building on our leadership position in U.S. energy coal,” said Mr. Grech. “Our investment thesis is supported by a strengthened portfolio, disciplined capital allocation framework, and increasing opportunities across both steelmaking coal and U.S. energy markets. In 2026, we are focused on ramping up Centurion production, capitalizing on rising electricity demand and returning to free cash flow generation,” said Mr. Grech.
Peabody’s 2026 priorities include:
•Driving safe, reliable and efficient operations across the company
•Achieving full operational performance at Centurion
•Continuing the strong Adjusted EBITDA-to-capex margins from Peabody’s high-cash-flowing thermal coal assets
•Preserving balance sheet strength and increasing free cash flow to support shareholder returns
•Progressing workstreams to maximize commercial opportunities using the company’s land/coal resources

First Quarter 2026 Outlook
Seaborne Thermal
•Seaborne Thermal volumes are expected to be 2.8 million tons, including 1.7 million export tons. 0.2 million export tons are priced at $101.05 per ton, and 0.7 million tons of Newcastle product and 0.8 million tons of high ash product are unpriced. Sales volume is expected to be lower in the first quarter due to sequencing at the Wilpinjong Mine, with segment costs anticipated to be $51-$56 per ton.
Seaborne Metallurgical
•Seaborne met volumes are expected to be 2.4 million tons and are expected to achieve approximately 75 percent of the premium hard coking coal price index. Costs are anticipated to be $117-$122 per ton. Longwall moves are planned at Metropolitan and Shoal Creek in the quarter.
U.S. Thermal
•PRB volume is expected to be approximately 21 million tons at an average price of $13.40 per ton and costs of approximately $11.75-$12.25 per ton.
•Other U.S. Thermal volume is expected to be approximately 3.3 million tons at an average price of $54.50 per ton and costs of approximately $45-$49 per ton.

Today’s earnings call is scheduled for 10 a.m. CT and can be accessed via the company’s website at PeabodyEnergy.com.
Peabody (NYSE: BTU) is a leading coal producer, providing essential products for the production of affordable, reliable energy and steel. Our commitment to sustainability underpins everything we do and shapes our strategy for the future. For further information, visit PeabodyEnergy.com.
Contacts:
Vic Svec / Kala Finklang
ir@peabodyenergy.com

Guidance Targets

Segment Performance
	2026 Full Year
	Total Volume (millions of short tons)	Priced Volume (millions of short tons)	Priced Volume Pricing per Short Ton	Average Cost per Short Ton
Seaborne Thermal	12.0 - 13.0	4.7	$35.18	$47.50 - $52.50
Seaborne Thermal (Export)	7.5 - 8.5	0.2	$101.05	NA
Seaborne Thermal (Domestic)	4.5	4.5	$32.25	NA
Seaborne Metallurgical	10.3 - 11.3	0.3	$141.85	$108.00 - $118.00
PRB U.S. Thermal	82.0 - 88.0	78.3	$13.40	$11.25 - $11.75
Other U.S. Thermal	13.2 - 14.2	13.2	$54.40	$45.00 - $49.00

Other Annual Financial Metrics ($ in millions)
	2026 Full Year
SG&A	$115
Total Capital Expenditures	$340
ARO Cash Spend	$65

Supplemental Information

Seaborne Thermal	45% of unpriced export volumes are expected to price on average at Globalcoal “NEWC” levels and 55% are expected to have a higher ash content and price at 85-95% of API 5 price levels.
Seaborne Metallurgical	On average, Peabody's metallurgical sales are anticipated to price at ~80% of the premium hard-coking coal index price (FOB Australia).
PRB and Other U.S. Thermal	PRB and Other U.S. Thermal volumes reflect volumes priced at December 31, 2025. Weighted average quality for the PRB segment 2026 volume is approximately 8,725 BTU.
Certain forward-looking measures and metrics presented are non-GAAP financial and operating/statistical measures. Due to the volatility and variability of certain items needed to reconcile these measures to their nearest GAAP measure, no reconciliation can be provided without unreasonable cost or effort.

Condensed Consolidated Statements of Operations (Unaudited)
For the Quarters Ended Dec. 31, 2025, Sept. 30, 2025 and Dec. 31, 2024 and the Years Ended Dec. 31, 2025 and 2024

(In Millions, Except Per Share Data)
	Quarter Ended			Year Ended
	Dec.	Sept.	Dec.	Dec.	Dec.
	2025	2025	2024	2025	2024

Revenue	$1,022.3	$1,012.1	$1,123.1	$3,861.5	$4,236.7
Operating Costs and Expenses (1)	878.4	896.9	957.0	3,334.9	3,420.9
Depreciation, Depletion and Amortization	99.0	100.0	95.6	384.5	343.0
Asset Retirement Obligation Expenses	(4.8)	13.9	10.2	36.5	48.9
Selling and Administrative Expenses	30.5	27.4	26.3	105.0	91.0
Restructuring Charges	0.3	4.0	2.3	9.5	4.4
Costs Related to Terminated Acquisition	3.7	54.0	10.3	78.9	10.3
Net Gain on Disposals	(2.4)	(5.3)	(0.1)	(27.7)	(9.8)
Shoal Creek Insurance Recovery	—	—	—	—	(109.5)
Loss (Income) from Equity Affiliates	4.2	2.6	(18.6)	14.4	(11.5)
Other Operating Loss	5.6	—	—	5.6	3.7
Operating Profit (Loss)	7.8	(81.4)	40.1	(80.1)	445.3
Interest Expense, Net of Capitalized Interest	11.3	10.0	11.8	43.9	46.9
Interest Income	(12.3)	(13.9)	(17.3)	(55.4)	(71.0)
Net Periodic Benefit Credit, Excluding Service Cost	(7.4)	(7.5)	(10.2)	(29.7)	(40.6)
Net Mark-to-Market Adjustment on Actuarially Determined Liabilities	(5.4)	—	(6.1)	(5.4)	(6.1)
Income (Loss) from Continuing Operations Before Income Taxes	21.6	(70.0)	61.9	(33.5)	516.1
Income Tax Provision (Benefit)	10.0	(3.4)	23.6	8.8	108.8
Income (Loss) from Continuing Operations, Net of Income Taxes	11.6	(66.6)	38.3	(42.3)	407.3
Income (Loss) from Discontinued Operations, Net of Income Taxes	0.8	(0.3)	(0.5)	(0.2)	(3.8)
Net Income (Loss)	12.4	(66.9)	37.8	(42.5)	403.5
Less: Net Income Attributable to Noncontrolling Interests	2.0	3.2	7.2	10.4	32.6
Net Income (Loss) Attributable to Common Stockholders	$10.4	$(70.1)	$30.6	$(52.9)	$370.9

Adjusted EBITDA (2)	$118.1	$99.5	$176.7	$454.9	$871.7

Diluted EPS - Income (Loss) from Continuing Operations (3)(4)	$0.08	$(0.57)	$0.25	$(0.43)	$2.73

Diluted EPS - Net Income (Loss) Attributable to Common Stockholders (3)	$0.09	$(0.58)	$0.25	$(0.43)	$2.70

(1)	Excludes items shown separately.
(2)	Adjusted EBITDA is a non-GAAP financial measure. Refer to the "Reconciliation of Non-GAAP Financial Measures" section in this document for definitions and reconciliations to the most comparable measures under U.S. GAAP.
(3)
Weighted average diluted shares outstanding were 123.0 million, 121.7 million and 138.4 million during the quarters ended December 31, 2025, September 30, 2025 and December 31, 2024, respectively. During the years ended December 31, 2025 and 2024, weighted average diluted shares outstanding were 121.8 million and 141.9 million, respectively.

(4)	Reflects income (loss) from continuing operations, net of income taxes less net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Condensed Consolidated Balance Sheets
As of Dec. 31, 2025 and 2024

(Dollars In Millions)

	(Unaudited)
	Dec. 31, 2025	Dec. 31, 2024
Cash and Cash Equivalents	$575.3	$700.4
Accounts Receivable, Net	314.9	359.3
Inventories, Net	383.2	393.4
Other Current Assets	285.4	327.6
Total Current Assets	1,558.8	1,780.7
Property, Plant, Equipment and Mine Development, Net	3,153.3	3,081.5
Operating Lease Right-of-Use Assets	121.2	119.3
Restricted Cash and Collateral	844.1	809.8
Investments and Other Assets	127.6	162.4
Deferred Income Taxes	2.2	—
Total Assets	$5,807.2	$5,953.7

Current Portion of Long-Term Debt	$15.2	$15.8
Accounts Payable and Accrued Expenses	827.0	811.7
Total Current Liabilities	842.2	827.5
Long-Term Debt, Less Current Portion	321.2	332.3
Deferred Income Taxes	26.3	40.9
Asset Retirement Obligations, Less Current Portion	692.8	667.8
Accrued Postretirement Benefit Costs	109.2	120.4
Operating Lease Liabilities, Less Current Portion	87.5	86.7
Other Noncurrent Liabilities	145.8	169.3
Total Liabilities	2,225.0	2,244.9

Common Stock	1.9	1.9
Additional Paid-in Capital	4,004.8	3,990.5
Treasury Stock	(1,927.3)	(1,926.5)
Retained Earnings	1,355.9	1,445.8
Accumulated Other Comprehensive Income	101.1	138.8
Peabody Energy Corporation Stockholders' Equity	3,536.4	3,650.5
Noncontrolling Interests	45.8	58.3
Total Stockholders' Equity	3,582.2	3,708.8
Total Liabilities and Stockholders' Equity	$5,807.2	$5,953.7

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Condensed Consolidated Statements of Cash Flows (Unaudited)
For the Quarters Ended Dec. 31, 2025, Sept. 30, 2025 and Dec. 31, 2024 and the Years Ended Dec. 31, 2025 and 2024

(Dollars In Millions)
	Quarter Ended			Year Ended
	Dec.	Sept.	Dec.	Dec.	Dec.
	2025	2025	2024	2025	2024
Cash Flows From Operating Activities
Net Cash Provided By Continuing Operations	$69.2	$122.5	$121.4	$336.0	$612.8
Net Cash Used in Discontinued Operations	(0.6)	(0.5)	(1.6)	(2.3)	(6.3)
Net Cash Provided By Operating Activities	68.6	122.0	119.8	333.7	606.5
Cash Flows From Investing Activities
Additions to Property, Plant, Equipment and Mine Development	(130.6)	(116.2)	(135.6)	(411.4)	(401.3)
Changes in Accrued Expenses Related to Capital Expenditures	24.6	7.4	5.3	(10.0)	(1.2)
Wards Well Acquisition	—	—	—	—	(143.8)
Deposit Associated with Terminated Acquisition	—	—	(75.0)	—	(75.0)
Returned Deposit Related to Terminated Acquisition	—	29.0	—	29.0	—
Insurance Proceeds Attributable to Shoal Creek Equipment Losses	—	—	—	—	10.9
Proceeds from Disposal of Assets, Net of Receivables	15.9	4.1	1.0	32.5	17.1
Contributions to Joint Ventures	(165.7)	(144.9)	(177.9)	(601.9)	(728.0)
Distributions from Joint Ventures	162.8	148.3	167.4	617.8	717.2
Other, Net	(0.8)	0.2	6.3	(2.6)	6.0
Net Cash Used In Investing Activities	(93.8)	(72.1)	(208.5)	(346.6)	(598.1)
Cash Flows From Financing Activities
Repayments of Long-Term Debt	(2.3)	(2.3)	(3.2)	(12.2)	(10.4)
Proceeds from Loan Note Related to Terminated Acquisition	—	—	9.3	—	9.3
Repayment of Loan Note Related to Terminated Acquisition	—	(9.3)	—	(9.3)	—
Payment of Debt Issuance and Other Deferred Financing Costs	—	—	(0.9)	(1.8)	(12.0)
Common Stock Repurchases	—	—	—	—	(183.1)
Excise Taxes Paid Related to Common Stock Repurchases	—	—	(3.3)	(1.7)	(3.3)
Repurchase of Employee Common Stock Relinquished for Tax Withholding	—	—	—	(0.8)	(4.1)
Dividends Paid	(9.0)	(9.2)	(9.1)	(36.5)	(37.6)
Distributions to Noncontrolling Interests	(0.1)	(8.1)	—	(22.9)	(34.8)
Net Cash Used In Financing Activities	(11.4)	(28.9)	(7.2)	(85.2)	(276.0)
Net Change in Cash, Cash Equivalents and Restricted Cash	(36.6)	21.0	(95.9)	(98.1)	(267.6)
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	1,321.1	1,300.1	1,478.5	1,382.6	1,650.2
Cash, Cash Equivalents and Restricted Cash at End of Period	$1,284.5	$1,321.1	$1,382.6	$1,284.5	$1,382.6

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Reconciliation of Non-GAAP Financial Measures (Unaudited)
For the Quarters Ended Dec. 31, 2025, Sept. 30, 2025 and Dec. 31, 2024 and the Years Ended Dec. 31, 2025 and 2024

(Dollars In Millions)

Note: Management believes that non-GAAP financial measures are used by investors to measure our operating performance. These measures are not intended to serve as alternatives to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

	Quarter Ended			Year Ended
	Dec.	Sept.	Dec.	Dec.	Dec.
	2025	2025	2024	2025	2024

Income (Loss) from Continuing Operations, Net of Income Taxes	$11.6	$(66.6)	$38.3	$(42.3)	$407.3
Depreciation, Depletion and Amortization	99.0	100.0	95.6	384.5	343.0
Asset Retirement Obligation Expenses	(4.8)	13.9	10.2	36.5	48.9
Restructuring Charges	0.3	4.0	2.3	9.5	4.4
Costs Related to Terminated Acquisition	3.7	54.0	10.3	78.9	10.3
Shoal Creek Insurance Recovery - Property Damage	—	—	—	—	(28.7)
Changes in Amortization of Basis Difference Related to Equity Affiliates	(0.8)	(0.5)	(0.7)	(2.7)	(1.8)
Other Operating Loss	5.6	—	—	5.6	3.7
Interest Expense, Net of Capitalized Interest	11.3	10.0	11.8	43.9	46.9
Interest Income	(12.3)	(13.9)	(17.3)	(55.4)	(71.0)
Net Mark-to-Market Adjustment on Actuarially Determined Liabilities	(5.4)	—	(6.1)	(5.4)	(6.1)
Unrealized Losses (Gains) on Foreign Currency Option Contracts	0.1	2.3	9.4	(6.0)	9.0
Take-or-Pay Contract-Based Intangible Recognition	(0.2)	(0.3)	(0.7)	(1.0)	(3.0)
Income Tax Provision (Benefit)	10.0	(3.4)	23.6	8.8	108.8
Adjusted EBITDA (1)	$118.1	$99.5	$176.7	$454.9	$871.7

Operating Costs and Expenses	$878.4	$896.9	$957.0	$3,334.9	$3,420.9
Unrealized (Losses) Gains on Foreign Currency Option Contracts	(0.1)	(2.3)	(9.4)	6.0	(9.0)
Take-or-Pay Contract-Based Intangible Recognition	0.2	0.3	0.7	1.0	3.0
Net Periodic Benefit Credit, Excluding Service Cost	(7.4)	(7.5)	(10.2)	(29.7)	(40.6)
Total Segment Costs (2)	$871.1	$887.4	$938.1	$3,312.2	$3,374.3

(1)	Adjusted EBITDA is defined as income (loss) from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expenses and depreciation, depletion and amortization. Adjusted EBITDA is also adjusted for the discrete items that management excluded in analyzing the reportable segments’ operating performance, as displayed in the reconciliation above. Adjusted EBITDA is used by the chief operating decision maker as the primary financial metric to measure each segment's operating performance against expected results and to allocate resources, including capital investment in mining operations and potential expansions.
(2)	Total Segment Costs is defined as operating costs and expenses adjusted for the discrete items that management excluded in analyzing each segment's operating performance, as displayed in the reconciliation above. Total Segment Costs is used by management as a component of a metric to measure each segment's operating performance.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Supplemental Financial Data (Unaudited)
For the Quarters Ended Dec. 31, 2025, Sept. 30, 2025 and Dec. 31, 2024 and the Years Ended Dec. 31, 2025 and 2024

	Quarter Ended			Year Ended
	Dec.	Sept.	Dec.	Dec.	Dec.
	2025	2025	2024	2025	2024
Tons Sold (In Millions)	31.9	32.5	33.1	122.0	118.0

Revenue Summary (In Millions)
Seaborne Thermal	$205.6	$242.7	$309.3	$908.5	$1,213.9
Seaborne Metallurgical	305.4	258.9	271.8	1,036.6	1,055.6

Powder River Basin	300.3	301.4	317.5	1,153.0	1,098.8
Other U.S. Thermal	191.5	192.0	212.3	707.3	822.6
Total U.S. Thermal	491.8	493.4	529.8	1,860.3	1,921.4
Corporate and Other	19.5	17.1	12.2	56.1	45.8
Total	$1,022.3	$1,012.1	$1,123.1	$3,861.5	$4,236.7

Total Segment Costs Summary (In Millions) (1)
Seaborne Thermal	$142.1	$201.7	$197.5	$686.3	$783.9
Seaborne Metallurgical	280.8	231.1	249.0	980.2	893.9

Powder River Basin	255.5	249.7	264.8	977.2	960.2
Other U.S. Thermal	173.4	185.1	171.8	635.9	671.8
Total U.S. Thermal	428.9	434.8	436.6	1,613.1	1,632.0
Corporate and Other	19.3	19.8	55.0	32.6	64.5
Total	$871.1	$887.4	$938.1	$3,312.2	$3,374.3

Other Supplemental Financial Data (In Millions)
Adjusted EBITDA - Seaborne Thermal	$63.5	$41.0	$111.8	$222.2	$430.0
Adjusted EBITDA - Seaborne Metallurgical, Excluding Shoal Creek Insurance Recovery	24.6	27.8	22.8	56.4	161.7
Shoal Creek Insurance Recovery - Business Interruption	—	—	—	—	80.8
Adjusted EBITDA - Seaborne Metallurgical	24.6	27.8	22.8	56.4	242.5

Adjusted EBITDA - Powder River Basin	44.8	51.7	52.7	175.8	138.6
Adjusted EBITDA - Other U.S. Thermal	18.1	6.9	40.5	71.4	150.8
Adjusted EBITDA - Total U.S. Thermal	62.9	58.6	93.2	247.2	289.4
Middlemount	(1.0)	(1.7)	10.2	(10.9)	13.1
Resource Management Results (2)	11.4	5.3	2.7	39.5	19.2
Selling and Administrative Expenses	(30.5)	(27.4)	(26.3)	(105.0)	(91.0)
Other Operating Costs, Net (3)	(12.8)	(4.1)	(37.7)	5.5	(31.5)
Adjusted EBITDA (1)	$118.1	$99.5	$176.7	$454.9	$871.7

(1)	Total Segment Costs and Adjusted EBITDA are non-GAAP financial measures. Refer to the "Reconciliation of Non-GAAP Financial Measures" section in this document for definitions and reconciliations to the most comparable measures under U.S. GAAP.
(2)	Includes gains (losses) on certain surplus coal reserve, coal resource and surface land sales and property management costs and revenue.
(3)	Includes trading and brokerage activities, costs associated with post-mining activities, gains (losses) on certain asset disposals, minimum charges on certain transportation-related contracts, results from the Company’s equity method investment in renewable energy joint ventures, costs associated with suspended operations, holding costs associated with the Centurion Mine, the impact of foreign currency remeasurement and expenses related to the Company’s other commercial activities.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide management's or the Board’s current expectations or predictions of future conditions, events, or results. All statements that address operating performance, events, or developments that may occur in the future are forward-looking statements, including statements regarding the shareholder return framework, execution of the Company’s operating plans, market conditions for the Company’s products, reclamation obligations, financial outlook, potential acquisitions and strategic investments, the development of the Company’s rare earth elements and critical minerals program, and liquidity requirements. All forward-looking statements speak only as of the date they are made and reflect Peabody's good faith beliefs, assumptions, and expectations, but they are not guarantees of future performance or events. Furthermore, Peabody disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive, and regulatory factors, many of which are beyond Peabody's control, that are described in Peabody's periodic reports filed with the SEC including its Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2024 and its Quarterly Report on Form 10-Q for the quarters ended Mar. 31, 2025 and Sept. 30, 2025, and other factors that Peabody may describe from time to time in other filings with the SEC. You may get such filings for free at Peabody's website at www.peabodyenergy.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.